Exhibit 99.1

News Release

Sunoco, Inc.

Sunoco Logistics Partners L.P.

1818 Market Street, Suite 15

Philadelphia, PA 19103

For more information contact:

Clare McGrory (SUN investors) 215-977-6764

Pete Gvazdauskas (SXL investors) 215-977-6322

Thomas Golembeski (media) 215-977-6298

SUNOCO LOGISTICS PARTNERS TO BUY EAGLE POINT TANK FARM

AND EAST BOSTON TERMINAL

Philadelphia, June 29, 2011 – Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has reached an agreement with Sunoco, Inc. (NYSE: SUN) to purchase the Eagle Point tank farm and related assets, located in Westville, N.J., for approximately $100 million in deferred distribution units. Sunoco Logistics anticipates additional capital spending of approximately $90 million to provide for operational flexibility and to meet regulatory requirements.

In a separate transaction, Sunoco Logistics announced that it has signed a definitive agreement to purchase a refined products terminal located in East Boston, Massachusetts from ConocoPhillips for $56 million plus the fair market value of inventory. This transaction is expected to be financed with borrowings under Sunoco Logistics’ revolving credit facilities pending more permanent financing.

Both transactions are subject to customary closing conditions and are expected to be completed in the third quarter of 2011.

Eagle Point Tank Farm Purchase

“The sale of the Eagle Point storage assets to Sunoco Logistics unlocks value for Sunoco shareholders. At the same time, it demonstrates Sunoco’s commitment as General Partner to supporting the growth of Sunoco Logistics,” said Lynn L. Elsenhans, chairman and chief executive officer of Sunoco, Inc. and Sunoco Logistics Partners L.P. “As the market for transportation fuels continues to evolve, Sunoco Logistics’ ability to aggregate various types of fuel components, provide advanced blending services at the terminal level, and get products to market becomes even more valuable.”

The Eagle Point tank farm consists of approximately five million barrels of active storage for clean products and dark oils, with the potential to expand storage capacity in the future.

“Together with our existing pipeline connectivity, dock space, and refined products rack at Eagle Point, the tank farm establishes this location as a major terminal operation on the East Coast with import/export capabilities and room to grow,” said Michael J. Hennigan, president and chief operating officer of Sunoco Logistics Partners L.P. The deferred distribution units used to finance this transaction represent a new class of units on which no distributions are paid. This new class of units converts to SXL common LP units on the one-year anniversary of their issuance. Financing the transaction with deferred distribution units makes the acquisition immediately accretive to SXL unit holders and provides additional balance sheet flexibility to Sunoco Logistics. The sale of the Eagle Point tank farm and related assets excludes the idled refinery processing units and still-operational 225 megawatt cogeneration facility. Sunoco, Inc. is pursuing the sale of both the processing units and co-generation facility.

East Boston Terminal Purchase

The East Boston terminal, with storage capacity of approximately 1.2 million barrels, is the sole service provider of Logan International Airport under a long-term contract. The terminal’s truck rack services local markets.

“This terminal acquisition enables us to expand our geographic and customer base as we enter the New England terminal market,” said Elsenhans. “This acquisition will continue to grow our ratable cash flow.”

About Sunoco

Sunoco is a leading transportation fuel provider with operations located primarily in the East Coast and Midwest regions of the United States. The company sells transportation fuels through more than 4,900 branded retail locations in 24 states. APlus convenience stores are operated by the company or independent dealers in more than 600 of its retail locations. The retail network in the Northeast is principally supplied by Sunoco-owned refineries with a combined crude oil processing capacity of 505,000 barrels per day. Sunoco is also the General Partner and has a 31-percent interest in Sunoco Logistics Partners, L.P., a publicly traded master limited partnership which owns and operates 7,600 miles of refined product and crude oil pipelines and approximately 40 active product terminals. Through SunCoke Energy, Sunoco makes high-quality metallurgical grade coke for major steel manufacturers. The company’s facilities in the U.S. have the capacity to manufacture approximately 3.67 million tons of metallurgical coke annually. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year coke-making facility in Vitória, Brazil.

About Sunoco Logistics

Sunoco Logistics Partners L.P., headquartered in Philadelphia, is a master limited partnership that owns and operates refined products and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States and equity interests in four refined products pipelines. The Terminal Facilities consist of approximately 10 million shell barrels of refined products terminal capacity and approximately 24 million shell barrels of crude oil terminal capacity (including approximately 21 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas). The Crude Oil Pipeline System consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas.

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